EXHIBIT 3.1.6

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

TRANSCEND SERVICES, INC.

Transcend Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. Pursuant to the authority contained in paragraph IV of its Certificate of Incorporation and in accordance with Section 242 of the General Corporation Law of the State of Delaware, the following resolutions were duly adopted by the Board of Directors of the Corporation as of February 19, 2003:

WHEREAS, the Board of Directors has previously adopted resolutions (the “Resolutions”) as of November 10, 1999 designating a series of the Corporation’s Preferred Stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and established the relative rights, preferences and limitations, and other terms and conditions of such series in Exhibit A to the Resolutions (the “Original Series B Designation”); and

WHEREAS, the Board deems it to be in the best interests of the Corporation to modify certain of the terms and conditions of the Original Series B Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the Original Series B Designation as follows:

1. The definition of “Conversion Price” set forth in Section 8 of the Original Series B Designation is hereby deleted in its entirety and the following text is inserted in lieu thereof:

“Conversion Price” means the Conversion Price per share of Common Stock into which the Series B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 5 hereof. The initial Conversion Price shall be the greater of (i) the average closing bid price of one share of Common Stock for the five (5) Business Days preceding the Issue Date or (ii) the closing bid price of one share of Common Stock on the day preceding the Issue Date; provided, however, commencing on the date on which this Certificate of Amendment to the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock is accepted for filing with the Secretary of State of Delaware (the “Amendment Date”) and ending at 5:00 p.m., Atlanta,

Georgia time on the 20th day following the Amendment Date (the “Conversion Inducement Period”), the Conversion Price shall be $2.00; provided further, that immediately following the Conversion Inducement Period, the Conversion Price shall be the Conversion Price in effect immediately prior to the Amendment Date, subject to adjustment pursuant to Section 5 hereof.

2. The following is inserted as a new Section of the Series B Designation following Section 9 of the Series B Designation:

“(10) The Corporation shall use its best efforts to register for resale under the Securities Act of 1933, as soon as practicable following the Conversion Inducement Period, all shares of Common Stock issued pursuant to Section 5 hereof to Persons electing to convert shares of Series B Preferred Stock during the Conversion Inducement Period; provided, however, that the Corporation’s obligation to register shares of Common Stock held by a Person pursuant to this Section 10 shall be conditioned upon receipt by the Corporation from such Person of a Registration Rights Agreement containing such terms, conditions and representations as are customarily contained in similar such agreements.”

FURTHER RESOLVED, that the officers of the Corporation be and hereby are authorized and directed to take any and all further action that may be necessary or desirable to accomplish the above authorized action, including but not limited to the execution and filing of all instruments or documents that may be necessary to create, designate, issue or evidence shares of the Corporation’s Series B Convertible Preferred Stock.

II. The Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Corporation described in Section I hereof has been duly approved in accordance with Section 242 of the General Corporation Law of the State of Delaware, at a meeting of the shareholders of the Corporation held on May 6, 2003, by holders of a majority of the issued and outstanding shares of Common Stock of the Corporation, par value $0.05 per share, and by holders of 75% of the issued and outstanding shares of Series B Preferred Stock.

III. This Certificate of Amendment shall be effective upon the filing with the Secretary of State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned duly authorized officer of the Corporation, this 6th day of May, 2003.

By:	/s/ LARRY G. GERDES
Larry G. Gerdes
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ JOSEPH G. BLESER
Title:	Secretary